UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant ☒	Filed by a party other than the registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive proxy statement

☒	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

RUSSELL INVESTMENT COMPANY

(Name of Registrant as Specified in its Charter)

NOT APPLICABLE

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

[DATE]

Dear Shareholder,

We need your help! You are a significant shareholder in one or more Russell Investment Company Funds, and your proxy vote is critical.

We are asking for your vote on important matters related to your investments in Russell Investment Company Funds. You were recently sent proxy materials for the upcoming Special Meeting of Shareholders on November 24, 2026. If you have not yet cast your vote, please do so today! A copy of your proxy card is enclosed.

The vote includes approving a new investment advisory agreement for the Funds and does not involve a change to any Fund’s investment objective, advisory fee rate or total expense ratio. You are also being asked to vote on certain other items, as discussed in the proxy statement. The Funds’ Board of Trustees unanimously recommends that you vote “FOR” for each proposal.

For more information, please refer to the proxy statement, which can be found at: https://www.proxy-direct.com/ric-35295. If you have any proxy-related questions, please call 1-888-812-7758 for assistance. Representatives are available from 9:00 a.m. to 10:00 p.m. ET, Monday-Friday, or from 10 a.m. to 6 p.m. ET on Saturday.

Your voice is critical in this proxy vote process. Please vote at your earliest convenience to prevent future communications on this matter and ensure that the Funds receive enough votes to act on each proposal.

Thank you for investing with Russell Investments.

Sincerely,

Vernon Barback

President and Chief Executive Officer, Russell Investment Company Funds

There are three convenient ways for you to cast your vote:

Web: Visit the website that is listed on the enclosed proxy card.

Phone: Call the toll-free number that is listed on the enclosed proxy card.

Mail: Mail the proxy card. Please be sure to sign, date, and return the card in the included postage-paid envelope.

RUSSELL INVESTMENTS // A MESSAGE FROM RUSSELL INVESTMENTS